Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rackspace Hosting, Inc.:

We consent to the use of our reports dated March 3, 2014 with respect to the consolidated balance sheets of Rackspace Hosting, Inc. as of December 31, 2013 and 2012 and the related consolidated statements of comprehensive income, cash flows, and stockholders' equity for each of the years ended in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference.

/s/ KPMG LLP
San Antonio, Texas
August 12, 2014